Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

dated as of

September 15, 2004

by and between

PROSPECT BANCSHARES, INC.

and

SKY FINANCIAL GROUP, INC.

i

TABLE OF CONTENTS

(continued)

ii

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(continued)

iii

This AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2004 (this “Agreement”), is by and between Prospect Bancshares, Inc. (“Prospect”) and Sky Financial Group, Inc. (“Sky”).

RECITALS

A. Prospect. Prospect is a bank holding company and an Ohio corporation, having its principal place of business in Worthington, Ohio.

B. Sky. Sky is a financial holding company and an Ohio corporation, having its principal place of business in Bowling Green, Ohio.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended.

D. Board Action. The respective Boards of Directors of each of Sky and Prospect have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Prospect or any of its Subsidiaries, or any proposal or offer to acquire in any manner 25% or more of any class of equity securities in, or 25% or more of the assets or deposits of, Prospect or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“All Cash Election” has the meaning set forth in Section 3.01(b)(ii).

“All Stock Election” has the meaning set forth in Section 3.01(b)(i).

“Bank” means Prospect Bank, an Ohio savings bank that is a wholly-owned subsidiary of Prospect.

“Cash Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Change in Recommendation” has the meaning set forth in Section 8.01(g).

“Claim” has the meaning set forth in Section 6.14(a).

“COBRA” has the meaning set forth in Section 6.15(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m).

“Confidentiality Agreement” means the Confidentiality Agreement between Sky and Prospect, dated September 7, 2004, together with the Confidentiality Agreement between Sky and Friedman, Billings, Ramsey & Co., Inc. dated June 22, 2004.

“Consultants” has the meaning set forth in Section 5.03(m).

“Contract” means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Costs” has the meaning set forth in Section 6.14(a).

“Directors” has the meaning set forth in Section 5.03(m).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means Prospect Common Shares with respect to which rights pursuant to Section 1701.85 of the OGCL have been properly exercised.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Election” has the meaning set forth in Section 3.01(e).

“Election Deadline” has the meaning set forth in Section 3.01(e).

“Election Form” has the meaning set forth in Section 3.01(e).

“Election Period” has the meaning set forth in Section 3.01(e).

“Employees” has the meaning set forth in Section 5.03(m)(i). All references herein to “employees of Prospect” or “Prospect employees” shall be deemed to mean employees of Bank.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws, permits, authorizations, common Law or agency requirement, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“Excluded Representations” has the meaning set forth in Section 5.02.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“FDIA” has the meaning set forth in Section 5.03(dd).

“FDIC” means the Federal Deposit Insurance Corporation.

“Fill Offer” has the meaning set forth in Section 8.01(e).

“Fill Option” has the meaning set forth in Section 8.01(e).

“FRB” means the Federal Reserve Board.

“GAAP” means generally accepted accounting principles as adopted for U.S. accounting principles, practices and methods.

“Governing Documents” means with respect to any Person, such Person’s articles or certificate of incorporation and its code of regulations/bylaws, or similar governing document.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 6.14(a).

“Information” has the meaning set forth in Section 6.05(c).

“Intellectual Property Rights” has the meaning set forth in Section 5.03(ff).

“IRS” has the meaning set forth in Section 5.03(m)(ii).

The term “knowledge” means, with respect to a party hereto, knowledge after due inquiry of any officer of that party with the title of not less than a senior vice president or that party’s in-house counsel, if any.

“Law” means any federal, state, foreign or local statute, law, rule or regulation or any order, decision, decree, injunction, judgment, award or decree of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 3.04(c).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance of any nature whatsoever.

“Loans” means loans, leases, extensions of credit (including guarantees), commitments to extend credit and other similar assets or obligations, as the case may be.

“Material Adverse Effect” means, with respect to Sky or Prospect, any effect that (a) is material and adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of Sky and its Subsidiaries taken as a whole, or Prospect and its Subsidiaries taken as a whole, respectively, or (b) would materially impair the ability of either Sky or Prospect to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Parent Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities or other changes affecting depository institutions generally that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, including changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, (ii) any modifications or changes to valuation policies and practices in connection with the Parent Merger or restructuring charges taken in connection with the Parent Merger, in each case in accordance with GAAP, (iii) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein and (iv) actions or omissions of a party that have been waived in accordance with Section 9.02 hereof.

“Material Interest” has the meaning set forth in the definition of “Related Person.”

“Merger Consideration” has the meaning set forth in Section 2.01 and Section 3.01(a).

“Mixed Election” has the meaning set forth in Section 3.01(b)(iii).

“NASD” means The National Association of Securities Dealers.

“NASDAQ” means The NASDAQ Stock Market, Inc.’s National Market System.

“New Certificates” has the meaning set forth in Section 3.04(a).

“ODFI” means the Ohio Department of Commerce, Division of Financial Institutions.

“OGCL” means the Ohio General Corporation Law.

“Old Certificates” has the meaning set forth in Section 3.04(a).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Out of Pocket Expenses” has the meaning set forth in Section 8.03(c).

“Parent Merger” has the meaning set forth in Section 2.01.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party means information set forth in its Disclosure Schedule.

“Prospect” has the meaning set forth in the preamble to this Agreement.

“Prospect Affiliate” has the meaning set forth in Section 6.07.

“Prospect Articles” means the Articles of Incorporation of Prospect.

“Prospect Board” means the Board of Directors of Prospect.

“Prospect Code” means the Code of Regulations of Prospect.

“Prospect Common Shares” means the common stock, par value $0.50 per share, of Prospect.

“Prospect Financial Statements” has the meaning set forth in Section 5.03(g).

“Prospect Meeting” has the meaning set forth in Section 6.02.

“Prospect Off Balance Sheet Transaction” has the meaning set forth in Section 5.03(v).

“Prospect Recommendation” has the meaning set forth in Section 6.02.

“Prospect Stock Plans” means the option plans and agreements of Prospect and its Subsidiaries pursuant to which rights to purchase Prospect Common Shares are outstanding immediately prior to the Effective Time pursuant to the Prospect Bancshares, Inc. 1999 Stock Option and Incentive Plan, as amended.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” means any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the issuance of deposits (including, without limitation, the ODFI, FRB and the FDIC) or the supervision or regulation of it or any of its subsidiaries.

“Related Person” means any Person (or family member of such Person) (a) that directly or indirectly, controls, or is under common control with, Prospect or any of its Affiliates, (b) that serves as a director, officer, employee, partner, member, executor or trustee of Prospect or any of its Affiliates or Subsidiaries (or in any other similar capacity), (c) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined for purposes of Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests (a “Material Interest”) in Prospect or any of its Affiliates or (d) in which any Person (or family member of such Person) that falls under (a), (b) or (c) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor or trustee (or in any other similar capacity).

“Required Prospect Vote” has the meaning set forth in Section 5.03(e).

“Required Party” has the meaning set forth in Section 6.05(c).

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.01(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Sky” has the meaning set forth in the preamble.

“Sky Articles” means the Articles of Incorporation of Sky, as amended.

“Sky Bank” means Sky Bank, an Ohio banking corporation that is a wholly-owned subsidiary of Sky.

“Sky Board” means the Board of Directors of Sky.

“Sky Code” means the Amended and Restated Code of Regulations of Sky

“Sky Common Shares” means the common stock, without par value, of Sky.

“Sky’s Financial Statements” has the meaning set forth in Section 5.04(l).

“Sky Preferred Shares” means the serial preferred stock, par value $10.00 per share, of Sky.

“Sky SEC Documents” has the meaning set forth in Section 5.04(g).

“Sky Shares” means the Sky Common Shares and Sky Preferred Shares.

“Stock Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Treasury Stock” means Prospect Common Shares held by Prospect or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreements” means those certain voting agreements by and among Sky and Harvey L. Glick, Page M. Vornbrock, Franklin E. Kass and Ronald A. Pizzuti.

ARTICLE II

THE MERGER

2.01 The Parent Merger. At the Effective Time, (a) Prospect shall be merged with and into Sky (the “Parent Merger”), and (b) the separate corporate existence of Prospect shall cease and Sky shall survive and continue to exist as an Ohio corporation (Sky, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the “Surviving Corporation”). The Sky Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Sky Code, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. Sky may at any time prior to the Effective Time change the method of effecting the Parent Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Prospect Shares as provided for in Article III of this Agreement (subject to adjustment as provided in Sections 3.05 and 8.01(e)), (ii) adversely affect the tax treatment of Prospect’s shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. If Sky makes such an election, Sky and Prospect shall execute an appropriate amendment to this Agreement in order to reflect such election.

2.02 The Subsidiary Merger. At the time determined by Sky and specified by Sky Bank in the Certificate of Merger filed with the OSS (which shall not be earlier than the Effective Time), Bank shall merge with and into Sky Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Bank and Sky Bank. Upon consummation of the Subsidiary Merger, the separate corporate existence of Bank shall cease and Sky Bank shall survive and continue to exist as a state banking corporation. Sky may at any time prior to the Effective Time change the method of effecting the Subsidiary Merger (including, without limitation, the provisions of this Section 2.02) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall adversely affect the tax treatment of Prospect’s shareholders as a result of receiving the Merger Consideration.

2.03 Effectiveness of the Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a Certificate of Merger for the Parent Merger in accordance with Section 1701.81 of the OGCL, or such later date and time as may be set forth in such filing.

2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Parent Merger (the “Effective Date”) to occur on a date to be determined by Sky and Prospect in their reasonable discretion, which date shall be a reasonably short time after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that no such designation shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to as the “Effective Time.”

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) Outstanding Prospect Common Shares and Prospect Rights. Except as otherwise provided in this Article III, at the Effective Time, each Prospect Common Share (excluding Treasury Stock and Prospect Common Shares held by Sky) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Parent Merger and on the Effective Date, be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.01(b), (e), (h), and (i)) into either (i) Sky Common Shares based upon a fixed exchange ratio of 1.425 Sky Common Shares for each Prospect Common Share (the “Stock Exchange Ratio”); (ii) cash in the amount of $35.00 for each Prospect Common Share (the “Cash Exchange Ratio”); or (iii) a combination of such Sky Common Shares and cash, as more fully set forth in Section 3.01(b)(iii).

Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 3.03, it is understood and agreed that the aggregate consideration will be a mixture of Sky Common Shares and cash, with 60% of the Prospect Common Shares issued and outstanding as of the Effective Time being exchanged for Sky Common Shares and 40% of the Prospect Common Shares issued and outstanding as of the Effective Time being exchanged for cash (collectively, the “Merger Consideration”).

(b) Election as to Outstanding Prospect Common Shares. The Prospect shareholders will have the following options in connection with the exchange of their Prospect Common Shares in connection with the Parent Merger (which options shall in each case be subject to the allocation procedures set forth in Sections 3.01(h) and (i)):

(i) AT THE OPTION OF THE HOLDER, all of such holder’s Prospect Common Shares will be converted into and become Sky Common Shares at the Stock Exchange Ratio (such election, the “All Stock Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; or

(ii) AT THE OPTION OF THE HOLDER, all of such holder’s Prospect Common Shares will be converted into and become cash (payable by check) at the Cash Exchange Ratio (such election, the “All Cash Election”); or

(iii) AT THE OPTION OF THE HOLDER, any whole number of such holder’s Prospect Common Shares will be converted into and become Sky Common Shares at the rate of the Stock Exchange Ratio and the remainder of such holder’s Prospect Common Shares will be converted into and become cash (payable by check) at the rate of the Cash Exchange Ratio (such election, the “Mixed Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; or

(iv) IF NO ELECTION (AS DEFINED IN SECTION 3.01(e)) IS MADE BY THE HOLDER BY THE ELECTION DEADLINE (AS DEFINED IN SECTION 3.01(e)), all of such holder’s Prospect Common Shares will be converted into the right to receive Sky Common Shares as set forth in Section 3.01(b)(i), cash as set forth in Section 3.01(b)(ii), or any combination of Sky Common Shares and cash as determined by Sky or, at Sky’s direction, by the Exchange Agent at the Stock Exchange Ratio and the Cash Exchange Ratio, as applicable; provided, however, that fractional shares will not be issued and cash will be paid in lieu thereof as provided in Section 3.03. Such shares of Prospect Common Shares will be allocated by the Exchange Agent pro rata among non-electing holders based upon the number of Prospect Common Shares for which an election has not been received by the Election Deadline in order to (A) achieve the overall ratio of sixty percent (60%) of Prospect Common Shares to be converted into Sky Common Shares and forty percent (40%) of Prospect Common Shares to be converted into cash, and (B) satisfy the elections made by Prospect shareholders to the greatest extent possible. Notice of such allocation shall be provided promptly to each shareholder whose Prospect Common Shares are allocated pursuant to this Section 3.01(b)(iv).

(c) Treasury Shares and Shares Held by Sky. Each Prospect Common Share held as Treasury Stock or held by Sky immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor. For purposes of this provision, shares held by Subsidiaries of Sky shall not be deemed to be held by Sky.

(d) Outstanding Sky Common Shares. Each Sky Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Parent Merger.

(e) Procedures for Election. An election form and other appropriate materials in such form as Prospect and Sky shall mutually agree (the “Election Form”) shall be mailed to shareholders of Prospect prior to the Election Period (defined below). The “Election Period” shall be such period of time as Prospect and Sky shall mutually agree, within which Prospect shareholders may validly elect the form of Merger Consideration set forth in Section 3.01(b) (the “Election”) that they will receive, occurring between (i) the date of the mailing by Prospect of the Proxy Statement for the special meeting of shareholders of Prospect at which this Agreement is presented for approval and (ii) five days prior to the Effective Date. The “Election Deadline” shall be the time, specified by Sky after consultation with Prospect, on the last day of the Election Period, which shall be no earlier than the fifth trading day prior to the Effective Date.

(f) Perfection of the Election. An Election shall be considered to have been validly made by a Prospect shareholder only if (i) the Exchange Agent (as defined in Section 3.04) shall have received an Election Form properly completed and executed by such shareholder and (ii) such Election Form shall have been received by the Exchange Agent prior to the Election Deadline.

(g) Withdrawal of Election. Any Prospect shareholder may at any time prior to the Election Deadline revoke its election and either (i) submit a new Election Form in accordance with the procedures in Section 3.01(f), or (ii) withdraw the Election Form by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections may be similarly revoked if this Agreement is terminated.

(h) Reduction of Shares Subject to Cash Election. If more than forty percent (40%) of the total number of Prospect Common Shares issued and outstanding on the Effective Date would be converted into cash pursuant to All Cash Elections and Mixed Elections received by the Exchange Agent prior to the Election Deadline and not withdrawn pursuant to Section 3.01(g), Sky will promptly eliminate, or cause to be eliminated by the Exchange Agent, from the shares subject to the All Cash Election and Mixed Election (subject to the limitations described in Section 3.01(h)(iv)), a sufficient number of such shares so that the total number of shares remaining to be converted into cash pursuant to All Cash Elections and Mixed Elections is forty percent (40%) of the Prospect Common Shares issued and outstanding on the Effective Date. Such elimination will be effected as follows:

(i) Subject to the limitations described in Section 3.01(h)(iv), Sky will eliminate or cause to be eliminated by the Exchange Agent from the shares to be converted into cash pursuant to the All Cash Election and the Mixed Election, and will add or cause to be added to the shares to be converted into Sky Common Shares, on a pro rata basis in relation to the total number of shares subject to the All Cash Election and the Mixed Election minus the number of shares subject to the All Cash Election by holders described in Section 3.01(h)(iv), such whole number of Prospect Common Shares to be converted into cash as may be necessary so that the total number of shares remaining to be converted into cash on the Effective Date is forty percent (40%) of the Prospect Common Shares issued and outstanding on the Effective Date;

(ii) All Prospect Common Shares that are eliminated pursuant to Section 3.01(h)(i) from the shares to be converted into cash shall be converted into Sky Common Shares as provided by Section 3.01(b)(i);

(iii) Notice of such allocation shall be provided promptly to each shareholder whose Prospect Common Shares are eliminated from the shares to be converted into cash pursuant to Section 3.01(h)(i); and

(iv) Notwithstanding the foregoing, the holders of 100 or fewer Prospect Common Shares of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their Prospect Common Shares converted into Sky Common Shares.

(i) Increase of Shares Subject to Cash Election. If fewer than forty percent (40%) of the total number of Prospect Common Shares issued and outstanding on the Effective Date would be (A) shares to be converted into cash pursuant to All Cash Elections and Mixed Elections received by the Exchange Agent prior to the Election Deadline and not withdrawn pursuant to Section 3.01(g), and (B) shares for which no Election is made by the holder by the Election Deadline and which are converted into the right to receive cash pursuant to Section 3.01(b)(iv), Sky will promptly add, or cause to be added by the Exchange Agent, to such shares to be converted into cash, a sufficient number of Prospect Common Shares to be converted into Sky Common Shares pursuant to the All Stock Election or the Mixed Election so that the total number of Prospect Common Shares to be converted into cash on the Effective Date (after giving effect to Section 3.01(b)(iv)) is forty percent (40%) of the Prospect Common Shares issued and outstanding on the Effective Date. After giving effect to Section 3.01(b)(iv), such addition will be effected as follows:

(i) Sky will add or cause to be added to the shares to be converted into cash pursuant to the All Cash Election or the Mixed Election, and the Exchange Agent will eliminate or cause to be eliminated from the shares to be converted into Sky Common Shares pursuant to the All Stock Election or the Mixed Election, on a pro rata basis in relation to the total number of Prospect Common Shares to be converted into Sky Common Shares pursuant to the All Stock Election or the Mixed Election, such whole number of Prospect Common Shares to be converted into Sky Common Shares as may be necessary so that the number of shares remaining to be converted into cash on the Effective Date (after giving effect to Section 3.01(b)(iv)) is forty percent (40%) of the Prospect Common Shares issued and outstanding on the Effective Date;

(ii) All Prospect Common Shares that are eliminated pursuant to Section 3.01(i)(i) from the shares to be converted into Sky Common Shares shall be converted into cash as provided by Section 3.01(b)(ii); and

(iii) Notice of such allocation shall be provided promptly to each shareholder whose Prospect Common Shares are added to the shares to be converted into cash pursuant to Section 3.01(i)(i).

3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, the Prospect Common Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Prospect Common Shares shall cease to be, and shall have no rights as, shareholders of Prospect, other than to receive any dividend or other distribution with respect to such Prospect Common Shares with a record date occurring prior to the Effective Time, the consideration provided under this Article III and the appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Prospect or the Surviving Corporation of any Prospect Shares (other than Dissenting Shares, if applicable).

3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional Sky Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger and no Sky dividend or other distribution or stock split or combination will relate to any fractional Sky Common Share, and such fractional Sky Common Shares will not entitle the owner thereof to vote or to any rights of a security holder of Sky; instead, Sky shall pay to each holder of Prospect Common Shares who would otherwise be entitled to a fractional Sky Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Sky Common Share to which the holder would be entitled by $35.00.

3.04 Exchange Procedures.

(a) At or prior to the Effective Time, Sky shall deposit, or shall cause to be deposited, with The Bank of New York (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates representing Prospect Common Shares (“Old Certificates”), for exchange in accordance with this Article III, certificates representing the Sky Common Shares (“New Certificates”) and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto and any cash to be paid in lieu of fractional Sky Common Shares, being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Prospect Common Shares.

(b) No interest will be paid on any cash, including any cash to be paid in lieu of fractional Sky Common Shares or in respect of dividends or distributions, that any such Person shall be entitled to receive pursuant to this Article III.

(c) Promptly after the Effective Time, Sky shall cause the Exchange Agent to mail to each holder of record of an Old Certificate that was converted pursuant to Section 3.01 (i) a form of letter of transmittal (the “Letter of Transmittal”) specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering such Old Certificates in exchange for the New Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, the holder of such Old Certificate shall receive in exchange therefor (A) a New Certificate representing that number of whole Sky Common Shares that such holder has the right to receive pursuant to the provisions of this Article III, and/or (B) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Sky Common Shares to which such holder is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 3.04(e), after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Prospect Common Shares that is not registered in the transfer records of Prospect, a New Certificate representing the proper number of Sky Common Shares may be issued, and/or the cash to be paid as part of the Merger Consideration, in lieu of any fractional Sky Common Shares and/or in respect of any dividends or distributions may be paid, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.04(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and/or a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional Sky Common Shares and/or the cash to be paid in respect of any dividends or distributions to which the holder may be entitled pursuant to Section 3.04(e) hereof.

(d) Promptly following the date that is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement; and any holders of Prospect Common Shares who have not theretofore complied with this Article III may look thereafter only to the Surviving Corporation for the Sky Common Shares, any dividends or distributions thereon and any cash to be paid as part of the Merger Consideration or in lieu of fractional Sky Common Shares to which they are entitled pursuant to this Article III, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Prospect Common Shares for any Sky Common Shares, any dividends or distributions thereon or any cash to be paid as part of the Merger Consideration or in lieu of fractional Sky Common Shares delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) No dividends or other distributions with respect to Sky Common Shares with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing Prospect Common Shares converted in the Parent Merger into the right to receive such Sky Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Sky Common Shares such holder had the right to receive upon surrender of the Old Certificates.

(f) If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Sky, the posting by such Person of a bond in such reasonable amount as Sky may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of Sky Common Shares to which such Person is entitled pursuant to Section 3.01(a)with respect to the Prospect Common Shares formerly represented thereby, and/or (ii) a check in an amount equal to the sum of the cash to be paid to such Person as part of the Merger Consideration, the cash to be paid in lieu of any fractional Sky Common Shares to which such Person is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such Person may be entitled pursuant to Section 3.04(e).

(g) Sky is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Prospect Common Shares and Prospect Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable Law. To the extent that amounts are so withheld by Sky, such withheld amounts may be treated for all purposes of this Agreement as having been paid to the holders of Prospect Common Shares and Prospect Stock Options in respect of which such deduction and withholding were made by Sky.

3.05 Anti-Dilution Provisions. In the event Sky changes (or establishes a record date for changing) the number of Sky Common Shares issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Sky Common Shares and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. In the event that Rights are issued under the Shareholder Rights Plan of Sky (then known as Citizens Bancshares, Inc.) dated July 21, 1998, and such Rights are issued between the date of this Agreement and the Effective Date, then Prospect shareholders who receive Sky Common Shares as a result of the Parent Merger shall additionally receive Rights on the Effective Date to the same extent they would have received Rights if they had held such Sky Common Shares when such Rights were issued.

3.06 Treatment of Stock Options. There are currently outstanding options to purchase 122,000 Prospect Common Shares under the Prospect Stock Plan (each, a “Prospect Stock Option”). Each Prospect Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated immediately prior to the Effective Time and each grantee thereof shall be entitled to receive, in lieu of the Prospect Common Shares that would otherwise have been issuable upon exercise thereof, an amount in cash computed by multiplying (a) the excess, if any, of (i) the Average NMS Closing Price (as defined in Section 8.01(e)) multiplied by the Exchange Ratio over (ii) the exercise price of such Prospect Stock Option by (b) the number of Prospect Common Shares subject to the Prospect Stock Option. Prospect shall use commercially reasonable efforts to take or cause to be taken all action necessary to obtain a written consent from each holder of a Prospect Stock Option to permit such termination effective at the Effective Date. Prospect may elect to pay immediately prior to the Effective Time to each holder of a Prospect option from whom a written consent has been obtained pursuant to the preceding sentence the aggregate amount to which such holder is entitled pursuant to this Section 3.06.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of Prospect. From the date hereof until the earlier of the Effective Time and the termination of this Agreement, except as expressly contemplated by this

Agreement and/or disclosed on Prospect’s Disclosure Schedule, without the prior written consent of Sky, which consent shall not be unreasonably withheld, Prospect shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Prospect and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Prospect’s ability to perform any of its material obligations under this Agreement.

(b) [Reserved.]

(c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Prospect Common Shares or any Rights, (ii) permit any additional Prospect Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (iii) effect any recapitalization, reclassification, stock split or like change in capitalization or (iv) enter into, or take any action to cause any holders of Prospect Company Shares to enter into, any agreement, understanding or commitment relating to the right of holders of Prospect Company Shares to vote any Prospect Common Shares, or cooperate in any formation of any voting trust or similar arrangement relating to such shares, other than the Voting Agreements.

(d) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than (A) if the Parent Merger is not consummated by the record date for the payment of Sky’s cash dividend to its shareholders for the first quarter of 2005 (currently scheduled for March 15, 2005), Prospect may pay a cash dividend on Prospect Common Shares in an amount computed by multiplying the Stock Exchange Ratio by the amount of Sky’s cash dividend for the first quarter of 2005, and (B) dividends from wholly owned Subsidiaries to Prospect, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(e) Subsidiaries. (i) Issue, sell or otherwise permit to become outstanding, (ii) transfer, mortgage, encumber or otherwise dispose of, (iii) permit the creation of any Lien in respect of, or (iv) amend or modify the terms of, any equity interests held in a Subsidiary of Prospect.

(f) Compensation; Employment Agreements; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Prospect or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, (ii) for other changes that are required by applicable Law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(g) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance Contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of, or independent contractor with respect to, Prospect or its Subsidiaries (or any dependent or beneficiary of any of the foregoing Persons), or take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder.

(h) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien for sales of Loans, debt securities or similar investments (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any portion of, any of its assets, deposits, business or properties except in the ordinary and usual course of business consistent with past practice.

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice.

(j) Governing Documents. Amend the Prospect Articles, Prospect Code or the Governing Documents of any of Prospect’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l) Contracts. Except in the ordinary and usual course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

(m) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is immaterial to Prospect and its Subsidiaries, taken as a whole.

(n) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or (iii) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject Sky, Prospect or any Subsidiary of either to material regulation by a Regulatory Authority that does not presently regulate such company or to regulation by a Regulatory Authority that is materially different from current regulation.

(o) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p) Indebtedness. Incur, cancel, release, assign, modify, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person with respect to any indebtedness for borrowed money in an amount in excess of $500,000; provided, however, that Prospect may continue to borrow from the Federal Home Loan Bank of Cincinnati in accordance with past practices.

(q) Related Party Transactions. Make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person.

(r) Taxes. Make or change any material election with respect to Taxes, settle any material Tax audit or proceeding, enter into any Tax closing agreement or request any Tax private letter or similar ruling.

(s) Loans. (i) Extend credit for new loans, renewals and extensions on an unsecured basis to any Person in the aggregate over $250,000, (ii) extend credit for new loans on a secured basis to any Person in the aggregate over $750,000, (iii) extend credit for renewals or extensions on a secured basis to any Person in the aggregate over $1,000,000, (iv) extend credit for indirect loans to any Person in the aggregate over $150,000, or (v) extend credit for new loans, renewals and extensions of residential mortgage loans to any Person in the aggregate over $500,000.

(t) Capital Expenditures. Make any capital expenditures in excess of $100,000 in any one case or $500,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $100,000 for any twelve-month period.

(u) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (t).

4.02 Forbearances of Sky. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on Sky’s Disclosure Schedule, without the prior written consent of Prospect, which consent shall not be unreasonably withheld, Sky shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Sky and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Sky’s ability to perform any of its material obligations under this Agreement.

(b) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(c) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

(d) Risk Management. Except as required by applicable Law, (i) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate hedging policies and other risk, or (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(e) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (d).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, Sky delivered to Prospect a schedule and Prospect delivered to Sky a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Prospect’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Prospect arising solely from actions taken in compliance with a written request of Sky.

5.02 Standard. No representation or warranty of Prospect or Sky contained in Section 5.03 (other than Sections 5.03(g), (h), (j), (k), and (r) (collectively, the “Excluded Representations”)) or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 (other than the Excluded Representations) or 5.04 (without giving effect to any limitation set forth in Section 5.03 (other than in the Excluded Representations) or 5.04 arising from the use of the words “material” or “materially” or the phrase “Material Adverse Effect” or similar qualifiers) has had, or is reasonably likely to have, a Material Adverse Effect.

5.03 Representations and Warranties of Prospect. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Prospect hereby represents and warrants to Sky as follows:

(a) Organization, Standing and Authority. Prospect is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Prospect is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bank is a state savings bank that is duly organized, validly existing and in good standing under the Laws of the State of Ohio. Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of Prospect. The authorized capital stock of Prospect consists solely of 3,500,000 Prospect Common Shares, of which 1,225,000 Prospect Common Shares were outstanding as of the date hereof, and 350,000 Prospect Preferred Shares, of which none were outstanding as of the date hereof. As of the date hereof, no shares of Treasury Stock were held by Prospect or otherwise owned by Prospect or its Subsidiaries. The outstanding Prospect Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, (i) there were no Prospect Common Shares authorized and reserved for issuance, (ii) Prospect did not have any Rights issued or outstanding with respect to Prospect Common Shares and (iii) Prospect did not have any commitment to authorize, issue or sell any Prospect Common Shares or Rights, except pursuant to this Agreement and the Prospect Stock Plans. Prospect does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of Prospect on any matter.

(c) Subsidiaries.

(i) (A) Prospect has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Prospect owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no Contracts by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to Prospect or its wholly-owned Subsidiaries), (E) there are no Contracts relating to Prospect’s rights to vote or to dispose of any equity securities of any such Subsidiary and (F) all the equity securities of each Subsidiary held by Prospect or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Prospect or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Prospect does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries. Prospect has Previously Disclosed, as of the date of this Agreement, a list of all equity securities it or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by Prospect or any such Subsidiary of 5% or more of any class of the issuer’s voting securities or 25% or more of any class of the issuer’s securities, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional Persons would need to be included on such a list.

(iii) Each of Prospect’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Bank is Prospect’s only depository institution Subsidiary, and it (A) is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977 as of the date of this Agreement.

(d) Corporate Power; Authorized and Effective Agreement. Each of Prospect and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of outstanding Prospect Common Shares entitled to vote on this Agreement and the approval of Regulatory Authorities,

Prospect has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, and the Bank has the corporate power and authority to consummate the Subsidiary Merger as contemplated by Section 2.02.

(e) Corporate Authority. Subject to adoption of this Agreement by the holders of a majority of the outstanding Prospect Common Shares entitled to vote thereon (which is the only shareholder vote required thereon) (the “Required Prospect Vote”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Prospect and the Prospect Board on or before the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the Board of Directors of Bank and by the Prospect Board, as the sole shareholder of Bank. This Agreement is a valid and legally binding obligation of Prospect, enforceable against Prospect in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC). The Prospect Board has received the written opinion of Friedman, Billings, Ramsey & Co., Inc., to the effect that, as of the date hereof, the consideration to be received by the holders of Prospect Common Shares in the Parent Merger is fair to the holders of Prospect Common Shares from a financial point of view.

(f) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Prospect or any of its Subsidiaries in connection with the execution, delivery or performance by Prospect of this Agreement or to consummate the Parent Merger or the other transactions contemplated hereby except for (A) filings of applications and notices, as applicable, with Regulatory Authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the Certificates of Merger with the OSS pursuant to the OGCL. As of the date hereof, Prospect is not aware of any reason why the Requisite Regulatory Approvals (as defined in Section 7.01(b)) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the regulatory and shareholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Prospect or of any of its Subsidiaries or to which Prospect or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Prospect or any of its Subsidiaries or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

(g) Financial Reports; Material Adverse Effect.

(i) Prospect has delivered to Sky (A) the audited financial statements of Prospect for each of the fiscal years ended December 31, 2002 and 2003, consisting of consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such dates, including accompanying notes and the related reports thereon of Crowe Chizek and Company, LLC and (B) the unaudited consolidated statement of financial condition of Prospect as of June 30, 2004, and the related consolidated statements of income and retained earnings and cash flows for the six months then ended (collectively, the “Prospect Financial Statements”). The Prospect Financial Statements fairly present in all material respects the consolidated financial position of Prospect and its consolidated Subsidiaries as of the dates thereof and for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Since December 31, 2003, except as Previously Disclosed, (A) Prospect and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 4.01 hereto (except that new loans, renewals and extensions made in excess of the amounts set forth in Section 4.01(s) were made prior to the date hereof without obtaining the prior consent of Sky), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect on Prospect.

(h) Litigation. Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Prospect or any of its Subsidiaries and, to Prospect’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither Prospect nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authorities.

(ii) Neither Prospect nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance with Laws.

(i) Except as Previously Disclosed, each of Prospect and its Subsidiaries:

(A) is in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(B) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Prospect’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current; and

(C) has received, since December 31, 2003, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Prospect or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Prospect’s knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Prospect, any of its Subsidiaries or any officer, director or employee thereof;

(E) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

(ii) None of Prospect or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending violations” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(k) Material Contracts; Defaults. Except for this Agreement and Contracts which have been Previously Disclosed, neither Prospect nor any of its Subsidiaries is a party to, bound by or subject to any Contract (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by Prospect or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Prospect nor any of its Subsidiaries nor, to Prospect’s knowledge, any other party thereto is in material default under any Contract to which it is a party, by which its respective assets, business, or operations may be bound or materially affected in any way, or under which it or its respective assets, business, or operations receive material benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. Prospect has Previously Disclosed a complete and accurate listing and copies of the following materials: (A) each Contract that involves performance of services or delivery of goods or materials by Prospect or any of its Subsidiaries of an amount or value in excess of $25,000 annually with a remaining term greater than one year; and (B) each Contract that involves expenditures or receipts of Prospect or its Subsidiaries in excess of $25,000 annually with a remaining term greater than one year, including but not limited to consulting, systems, software, ATM, network, telephone, communications, data processing, reporting, armored transportation, guard, security, security monitoring, janitorial, landscaping, maintenance, credit card, check printing, marketing or other service agreements.

(l) No Brokers. No action has been taken by Prospect that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for the fees to be paid to Friedman, Billings, Ramsey & Co., Inc.

(m) Employee Benefit Plans.

(i) Section 5.03(m)(i) of Prospect’s Disclosure Schedule contains a complete and accurate listing of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements [other than those described in Department of Labor (“DOL”) Reg. §§2510.3-1(b) through (k), 2510.3-2(d) and 2510.3-3(b)] maintained or contributed to by Prospect or any of its Subsidiaries and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Prospect or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). However, Compensation and Benefit Plans does not include plans, funds, programs, policies, practices or procedures maintained or funded by Employees, Consultants, Officers or Directors for their own benefit or for the benefit of their employees such as individual retirement arrangements or plans described in Section 401(a) of the Code benefiting (or intended to benefit) themselves or other persons who are not Employees. Neither Prospect nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(g) of this Agreement or as required by applicable law.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable Law have been timely made. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received (or has applied for or will timely apply for) a favorable determination letter from the Internal Revenue Service (“IRS”), and Prospect is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Prospect, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Prospect nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Prospect or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) Neither Prospect nor any Subsidiary maintains or contributes to or is obligated to contribute to (or ever maintained, contributed to or was obligated to contribute to) any program subject to Section 412 of the Code or Title IV of ERISA. To the knowledge of Prospect, there is no pending investigation or enforcement action by the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any other plan maintained by any entity that is considered to be related to Prospect under Section 414(b) or (c) of the Code have been timely made in cash or have been reflected on Prospect’s Financial Statements (as defined in Section 5.03(q)(i) below) as of December 31, 2003.

(v) Neither Prospect nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Prospect or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis or those derived from a Pension Plan.

(vi) Prospect and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Prospect has provided or made available to Sky, true and complete copies of existing: (A) the current versions of Compensation and Benefit Plan documents and all subsequently adopted amendments thereto; (B) the current versions of trust instruments and insurance Contracts; (C) two most recent Forms 5500 filed with the IRS; (D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed within the past year with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) Except as disclosed on Section 5.03(m)(viii) of Prospect’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Prospect nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as disclosed on Section 5.03(m)(x) of Prospect’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Sky, Prospect or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Prospect on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n) Labor Matters. Neither Prospect nor any of its Subsidiaries is a party to or is bound by any Contract, collective bargaining agreement or other understanding with a labor union or labor organization, nor is Prospect or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Prospect or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Prospect’s knowledge, threatened, nor is Prospect aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Assuming Sky is not an “interested shareholder” as that term is defined under Section 1704.01(C)(8) of the OGCL as of the date hereof, and will not be prior to the Prospect Board’s approval of the Voting Agreements, Prospect has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of the State of Ohio (collectively, “Takeover Laws”) applicable to it and (ii) any other applicable provision of the Governing Documents of Prospect or any of its Subsidiaries.

(p) Environmental Matters. Except as Previously Disclosed, to Prospect’s knowledge, neither the conduct nor operation of Prospect or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Prospect’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Prospect’s knowledge, neither Prospect nor any of its Subsidiaries has received any notice from any Person that Prospect or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Prospect and its Subsidiaries have been duly filed, (A) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (B) except as Previously Disclosed, none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (C) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (D) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (E) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Prospect or its Subsidiaries. Prospect has made or will make available to Sky true and correct copies of the United States federal income Tax Returns filed by Prospect and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2003. Neither Prospect nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the Prospect Financial Statements. As of the date hereof, neither Prospect nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(r) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements, whether entered into for Prospect’s own account, or for the account of one or more of Prospect’s Subsidiaries or their customers (all of which are listed on Prospect’s Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable Laws and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Prospect or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Prospect nor its Subsidiaries, nor to Prospect’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Accounting Controls. Each of Prospect and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Prospect Board, that (i) all material transactions are executed in accordance with management’s general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements, (iii) access to the material property and assets of Prospect and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(t) Books and Records. Except for the minutes relating to the process leading to this Agreement and the transactions contemplated hereunder and the process leading to a similar, but abandoned, transaction (which have not yet been prepared, approved and/or placed in the Prospect minute book), the books and records of Prospect and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(u) Insurance. Section 5.03(u) of Prospect’s Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by Prospect or its Subsidiaries. Prospect and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Prospect reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Prospect and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(v) Prospect Off Balance Sheet Transactions. Section 5.03(v) of Prospect’s Disclosure Schedule sets forth a true and complete list of all affiliated Prospect entities, including, without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which Prospect or any of its Subsidiaries or any officer or director of Prospect or any of its Subsidiaries has an economic or management interest. Section 5.03(v) of Prospect’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Prospect affiliated entity, on the one hand, and Prospect, any of its Subsidiaries, and any officer or director of Prospect or any of its Subsidiaries, on the other hand, that are not reflected in the consolidated financial statements of Prospect (each, an “Prospect Off Balance Sheet Transaction”), along with the following information with respect to each such Prospect Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Prospect or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Prospect or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Prospect or any of its Subsidiaries.

(w) Disclosure. The information Previously Disclosed by Prospect, when taken together with the representations and warranties contained in this Section 5.03, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in the light of the circumstances in which they are being made, not misleading.

(x) Material Adverse Change. Since December 31, 2003, Prospect has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations that has had or could reasonably be expected to have a Material Adverse Effect on Prospect.

(y) Absence of Undisclosed Liabilities. Neither Prospect nor any of its Subsidiaries has any liability or obligation (whether accrued, contingent, absolute, determined, determinable or otherwise) that is material to Prospect on a consolidated basis, or that, when combined with all liabilities as to similar matters, would be material to Prospect on a consolidated basis, except as disclosed in the Prospect Financial Statements.

(z) Properties. Prospect and its Subsidiaries have good and (as to real estate) marketable title, free and clear of all Liens to all of the properties and assets, real and personal, reflected on the Prospect Financial Statements as being owned by Prospect as of December 31, 2003 or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and borrowings and other Liens incurred in the ordinary and usual course of banking business, (iii) such imperfections of title, easements, Liens, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Prospect or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Prospect or any such Subsidiary has agreed to terminate since the date hereof) are with unrelated third parties that are not Related Persons and are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and to general equity principles) without default thereunder by the lessee or, to Prospect’s knowledge, the lessor. Prospect has Previously Disclosed a complete and accurate listing and copies of each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year).

(aa) Loans. Each Loan reflected as an asset in the Prospect Financial Statements and each balance sheet date subsequent thereto, other than Loans the unpaid balance of which does not exceed $200,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of the date of this Agreement, Bank is not a party to a Loan with any director, executive officer or 5% shareholder of Prospect or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All Loans that have been made by Bank and that are subject either to Section 22(g) or (h) of the Federal Reserve Act, as amended, comply therewith.

(bb) Allowance for Loan Losses. The allowance for loan losses reflected on the Prospect Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

(cc) Repurchase Agreements. With respect to all agreements pursuant to which Prospect or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Prospect or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(dd) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Bank has paid all assessments and filed all reports required by the FDIA.

(ee) Related Party Transactions. Except as Previously Disclosed, Prospect and its Subsidiaries have not entered into any transactions with a Related Person.

(ff) Intellectual Property. Prospect and its Subsidiaries own or have a valid right to use all material patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, the “Intellectual Property Rights”) as are necessary in connection with the business of Prospect and its Subsidiaries, taken as a whole. Prospect has Previously Disclosed a complete and accurate listing of each material registration, licensing agreement or other Contract with respect to Intellectual Property Rights, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the intellectual property of Prospect or its Subsidiaries. To the knowledge of Prospect, neither Prospect nor any of its Subsidiaries have infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, and no third party has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to Prospect or its Subsidiaries.

5.04 Representations and Warranties of Sky. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Sky hereby represents and warrants to Prospect as follows:

(a) Organization, Standing and Authority. Sky is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Sky is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Sky is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Sky Bank is a state banking association duly organized, validly existing and in good standing under the Laws of the State of Ohio. Sky Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Sky Shares.

(i) The authorized capital stock of Sky consists of 360,000,000 shares, of which (A) 350,000,000 shares are Sky Common Shares, without par value, of which 105,477,188 shares were outstanding as of the close of business on the trading day immediately preceding the date hereof, and (B) 10,000,000 shares are Sky Preferred Shares, par value $10.00 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Sky does not have any Rights issued or outstanding with respect to Sky Common Shares and Sky does not have any commitment to authorize, issue or sell any Sky Common Shares or Rights, except pursuant to this Agreement. The outstanding Sky Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The Sky Common Shares to be issued in exchange for Prospect Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Sky Common Shares to enable Sky to issue in the Parent Merger the portion of the Merger Consideration consisting of Sky Common Shares.

(c) Subsidiaries. Sky has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of Sky’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and, except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

(d) Corporate Power. Each of Sky and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Sky has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(e) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Sky and the Sky Board prior to the date hereof and no shareholder approval is required on the part of Sky. The Agreement to Merge, when executed by Sky Bank, shall have been approved by the Board of Directors of Sky Bank and by the Sky Board, as the sole shareholder of Sky Bank. This Agreement is a valid and legally binding agreement of Sky, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Sky or any of its Subsidiaries in connection with the execution, delivery or performance by Sky of this Agreement or to consummate the Parent Merger or the other transactions contemplated hereby except for (A) the filing of applications and notices, as applicable, with the Regulatory Authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the Certificates of Merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of Sky Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Sky is not aware of any reason why the Requisite Regulatory Approvals (as defined in Section 7.01(b)) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Sky or of any of its Subsidiaries or to which Sky or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Sky or any of its Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

(g) Financial Reports and SEC Documents; Material Adverse Effect. Sky’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and 2003, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2003 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed, together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority under any applicable Law (collectively, “Sky SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Sky SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Sky and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Sky SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Sky and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(h) Litigation; Regulatory Action.

(i) No material litigation, claim or other proceeding before any court or governmental agency is pending against Sky or any of its Subsidiaries and, to Sky’s knowledge, no such litigation, claim or other proceeding has been threatened.

(ii) Neither Sky nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Sky or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(i) Compliance with Laws.

(i) Each of Sky and its Subsidiaries:

(A) is in material compliance with all applicable Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Sarbanes-Oxley, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(B) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Sky’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

(C) has received, since December 31, 2003, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Sky or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Sky’s knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Sky, any of its Subsidiaries or any officer, director or employee thereof;

(E) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

(ii) None of Sky or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending violations” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(j) Brokerage and Finder’s Fees. Sky has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

(k) Takeover Laws. Sky has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Sky.

(l) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Sky and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (iii) except as Previously Disclosed, none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) except as Previously Disclosed, no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Sky or its Subsidiaries. Neither Sky nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Sky SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Sky SEC Documents filed on or prior to the date hereof (“Sky’s Financial Statements”). As of the date hereof, neither Sky nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

(m) Books and Records. Except for the minutes relating to the process leading to this Agreement and the transactions contemplated hereunder (which have not yet been prepared, approved and/or placed in the Sky minute book), the books and records of Sky and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(n) Disclosure. The information Previously Disclosed by Sky, when taken together with the representations and warranties contained in this Section 5.04, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in light of the circumstances in which they are being made, not misleading.

(o) Material Adverse Change. Since December 31, 2003, Sky has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations, except as disclosed in the Sky SEC Documents filed prior to the date of this Agreement, that has had or could reasonably be expected to have a Material Adverse Effect on Sky and its Subsidiaries taken as a whole.

(p) Deposit Insurance. The deposits of Sky Bank are insured by the FDIC in accordance with the FDIA, and Sky Bank has paid all assessments and filed all reports required by the FDIA.

(q) Allowance for Loan Losses. The allowance for loan losses reflected on the Sky Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Prospect and Sky agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Parent Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) Without limiting the generality of Section 6.01(a), Prospect shall use its reasonable best efforts to obtain the consent or approval of all Persons party to a Contract with Prospect or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Parent Merger and the Subsidiary Merger or for the Surviving Corporation to receive the benefits of such Contract.

6.02 Shareholder Approval. Prospect agrees to take, in accordance with applicable Law, rules and the Prospect Articles and Prospect Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Prospect’s shareholders for consummation of the Parent Merger and the transactions contemplated hereby (including any adjournment or postponement, the “Prospect Meeting”), and to solicit shareholder approval, as promptly as practicable after the Registration Statement is declared effective. The Prospect Board shall recommend that Prospect’s shareholders adopt this Agreement at the Prospect Meeting (the “Prospect Recommendation”), unless with respect to such recommendation, the Prospect Board, after consultation with independent legal counsel, determines in good faith that it would constitute, or could reasonable be expected to constitute, a breach of its applicable fiduciary duties. The obligation of Prospect to hold the Prospect Meeting shall not be affected by any Acquisition Proposal or any other event or circumstance.

6.03 Registration Statement.

(a) Sky agrees to prepare pursuant to all applicable Laws a registration statement on Form S-4 (the “Registration Statement”) to be filed by Sky with the SEC in connection with the issuance of Sky Common Shares in the Parent Merger (including the proxy statement and prospectus and other proxy solicitation materials of Prospect constituting a part thereof (the “Proxy Statement”) and all related documents). Prospect agrees to cooperate, and to cause its Subsidiaries to cooperate, with Sky, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Prospect and its Subsidiaries have cooperated as required above, Sky agrees to file the Proxy Statement and the Registration Statement (together, the “Proxy Statement/Prospectus”) with the SEC as promptly as reasonably practicable. Sky and Prospect shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the NASDAQ. Each of Prospect and Sky agrees to use all reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Sky also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Prospect agrees to furnish to Sky all information concerning Prospect, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing. Prospect shall use all reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after the Proxy Statement/Prospectus is declared effective.

(b) Each of Prospect and Sky agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Prospect shareholders and at the time of the Prospect Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or that will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Prospect and Sky further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) Sky agrees to advise Prospect, promptly after Sky receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Sky Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of Prospect and Sky agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or NASDAQ rules.

6.05 Access; Confidentiality.

(a) Prospect shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Sky and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Sky may reasonably request and, during such period, it shall furnish promptly to Sky (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of Prospect as Sky may reasonably request.

(b) Sky shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Prospect and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), and to such other information as Prospect may reasonably request and, during such period, it shall furnish promptly to Prospect (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business or properties of Sky as Prospect may reasonably request.

(c) Each of Prospect and Sky agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Prospect and Sky, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided, however, that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Prospect and Sky under Section 6.03. Prospect and Sky agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of Law, each party shall keep confidential, and shall cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is such that such party is required by Law or court order to disclose. If either party is required or reasonably believes that it is required to disclose any information described in this Section 6.05(c) by (A) Law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Authority that is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far as it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Authority or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable Laws, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party shall furnish only that portion of the information described in this Section 6.05 that is legally required to be disclosed and shall exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information described in this Section 6.05 so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, Prospect shall promptly furnish Sky with copies of all monthly and other interim financial statements produced in the ordinary and usual course of business as the same shall become available.

6.06 Acquisition Proposals. Prospect agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Prospect Board from (a) making any disclosure to its shareholders if, in the good faith judgment of the Prospect Board, after having consulted with and considered the advice of outside counsel to the Prospect Board, failure so to disclose would be a breach of its fiduciary duties under applicable Law; provided further, however, that any such disclosure regarding an Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Prospect Board reaffirms the Prospect Recommendation; (b) before the date of the Prospect Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any Person who has made an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.06; or (c) recommending such an Acquisition Proposal to its shareholders if and only to the extent that, in the case of actions referred to in clause (b) and/or (c), (i) such Acquisition Proposal is, or is reasonably expected to lead to, a Superior Proposal, (ii) the Prospect Board, after having consulted with and considered the advice of outside counsel to the Prospect Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to Prospect and its shareholders in accordance with applicable Law, and (iii) the Company receives from such Person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Prospect Board determines in its good faith judgment, after receiving the advice of its financial advisors, to be materially more favorable from a financial point of view to Prospect and its shareholders than the Parent Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. Prospect also shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Sky, with respect to any of the foregoing. Prospect shall promptly (within one business day) advise Sky following the receipt by Prospect of any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal), and advise Sky of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. Prospect agrees that neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. Prospect shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit Prospect or the Prospect Board from notifying any third party that contacts Prospect on an unsolicited basis after the date of this Agreement concerning an Acquisition Proposal of Prospect’s obligations under this Section 6.06.

6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, Prospect shall deliver to Sky a schedule of each Person that, to its knowledge, is or is reasonably likely to be, as of the date of the Prospect Meeting, deemed to be an “affiliate” of Prospect (each, a “Prospect Affiliate”) as that term is used in Rule 145 under the Securities Act. Prospect shall cause each Person who may be deemed to be a Prospect Affiliate to execute and deliver to Prospect on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.09 No Rights Triggered. Prospect shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (a) under the Governing Documents of Prospect or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement.

6.10 Conformance of Policies and Practices. Prior to the Effective Date, Prospect shall, consistent with GAAP and on a basis mutually satisfactory to it and Sky, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with that of Sky; provided, however, that Prospect shall not be obligated to take any such action pursuant to this Section 6.10 involving a valuation adjustment or earnings charge earlier than 30 days prior to the Effective Date, and unless and until Sky acknowledges that all conditions to the obligations of Sky to consummate the Parent Merger have been satisfied and certifies to Prospect that Sky’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that Sky is otherwise materially in compliance with this Agreement. Prospect’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.

6.11 Transition. Prospect and its Subsidiaries shall reasonably cooperate with Sky and its Subsidiaries in order to facilitate an orderly transition of the management of the business of Prospect and its Subsidiaries to Sky and in order to facilitate the integration of the operations of Prospect and Sky and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Prospect and Sky as a result of the Parent Merger, Prospect shall and shall cause its Subsidiaries to consult with Sky on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Prospect shall and shall cause its Subsidiaries to make available to

Sky at the facilities of Prospect and its Subsidiaries, where determined by Sky to be appropriate and necessary, office space in order to assist Sky in observing all operations and reviewing all matters concerning Prospect’s affairs. Without in any way limiting the provisions of Section 6.05(b), Sky, its Subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable written notice to Prospect, be entitled to review the operations and visit the facilities of Prospect and its Subsidiaries at all times as may be deemed reasonably necessary by Sky in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement gives Sky, directly or indirectly, the right to control or direct Prospect’s operations prior to the Effective Time. Prior to the Effective Time, Prospect shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.12 NASDAQ Listing or Notification. As required by NASDAQ, Sky shall file a NASDAQ Notification Form for Listing of Additional Shares and/or Change in the Number of Shares Outstanding, with respect to Sky Common Shares to be issued to the holders of Prospect Common Shares in the Parent Merger.

6.13 Regulatory Applications.

(a) Sky and Prospect and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare, within 15 days of the execution of this Agreement, all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Sky and Prospect shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities or Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party, Governmental Authority or Regulatory Authority.

6.14 Indemnification.

(a) Following the Effective Date, Sky shall indemnify, defend and hold harmless the present and former directors, officers and employees of Prospect and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) (each, a “Claim”) to the fullest extent that Prospect is permitted to indemnify (and advance expenses to) its directors, officers and employees under the Laws of the State of Ohio, the Prospect Articles and the Prospect Code as in effect on the date hereof.

(b) For a period of three (3) years from the Effective Time, Sky shall procure directors’ and officers’ liability (“D&O”) insurance that serves to reimburse personally the present and former officers and directors of Prospect or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time and such insurance will have substantially the same terms as Prospect’s current D&O insurance; provided, however, that in no event will Sky be required to expend on an annual basis, as the cost of maintaining such coverage, more than 125% of the current annual amount for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, then Sky will be obligated to obtain a policy with the best coverage available for a cost up to but not exceeding such amount. The annual amount currently expended by Prospect and its Subsidiaries for such insurance coverage is $13,800.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Sky thereof; provided that the failure so to notify shall not affect the obligations of Sky under Section 6.14(a) unless and to the extent that Sky is actually prejudiced as a result of such failure.

(d) If Sky or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Sky shall assume the obligations set forth in this Section 6.14.

6.15 Opportunity of Employment; Employee Benefits.

(a) Sky will endeavor to retain as many current officers and employees as is commercially reasonable and possible, consistent with the Sky Workforce Redesign Process and Sky’s regional banking template. It is understood and agreed that nothing in this Section 6.15 or elsewhere in this Agreement shall be deemed to be a Contract of employment or be construed to give said employees any rights other than as employees at will under applicable Law and said employees shall not be deemed to be third-party beneficiaries of this provision.

(b) From and after the Effective Time, Prospect employees shall continue to participate in the Prospect employee benefit plans in effect at the Effective Time unless and until Sky, in its sole discretion, shall determine that Prospect employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Sky and that all or some of the Prospect plans shall be terminated or merged into certain employee benefit plans of Sky. Prospect employees continuing to be employed by Sky shall receive credit for service at Prospect and its Subsidiaries for eligibility and vesting purposes (but not for benefit calculation purposes) under Sky’s employee benefit plans and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Prospect’s welfare plans immediately prior to the Effective Date, or to any waiting period relating such coverage, except in each case as otherwise required by applicable Law. Any employees terminated by Sky shall be paid for all of their unused vacation time and shall be entitled to elect so-called “COBRA” in accordance with, and subject to, the provisions of Code Section 4980B(f).

(c) Sky agrees to make all severance, change of control or similar payments to any Prospect employees in accordance with the employment and retention Contracts set forth in Section 6.15(c) of Prospect’s Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement or elsewhere, Harvey L. Glick, Page M. Vornbrock, Ann D. Deskins and William G. Huddle shall receive, immediately prior to the Effective Time, the severance payment to which each is entitled in accordance with the terms of their change in control agreements upon a “Change in Control” as defined therein.

(d) Excepting the individuals covered by employment and retention Contracts set forth in Section 6.15(c) of Prospect’s Disclosure Schedule, Sky agrees (i) that any officer or employee of Prospect or its Subsidiaries who is terminated after the Effective Date shall be entitled to receive such severance compensation as is payable pursuant to the Sky Financial Group, Inc. Severance Pay Plan, calculated by aggregating periods of service with Prospect and Sky and (ii) that any officer or employee of Prospect or its Subsidiaries who is terminated at the Effective Date shall be entitled to receive such severance compensation as is payable pursuant to the Sky Financial Group, Inc. Severance Pay Plan, calculated as if the terminated employee had become an employee of Sky Financial, by aggregating periods of service with Prospect and Sky and by assuming a Pay Grade consistent with the highest Sky Pay Grade to which the terminated employee would have been assigned had they been employed by Sky after the Effective Date at the same rate of compensation received from Prospect at the Effective Time.

6.16 Notification of Certain Matters.

(a) Each of Prospect and Sky shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach (without regard to any materiality, Material Adverse Effect or similar qualifier included in any representation, warranty, covenant or agreement) of any of its representations, warranties, covenants or agreements contained herein.

(b) Prospect shall promptly notify Sky of any written notice or other bona fide communication from any Person alleging that the consent of such Person is or may be required as a condition to the Parent Merger.

(c) Prospect and each of its Subsidiaries shall, prior to the Effective Date, notify its insurers in writing of all known incidents, events and circumstance that would reasonably be expected to give rise to a claim against Prospect or its Subsidiaries, as applicable.

(d) Prospect shall notify Sky within two business days of the receipt of any summons, subpoena, complaint, regulatory inquiry or whistleblower notice involving Prospect or any of its Subsidiaries.

(e) Prospect shall promptly provide Sky with a copy of any Suspicious Activity Report filed with any regulatory agency.

6.17 Dividend Coordination. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, during any applicable period, there shall not be a payment of both a Sky and a Prospect dividend for Prospect shareholders.

6.18 Tax Treatment. Between the date of this Agreement and the Effective Time, each of Sky and Prospect agrees (a) not to take any actions that would adversely affect the ability of Prospect and its shareholders to characterize the Parent Merger as a tax-free reorganization under Section 368(a) of the Code, and (b) to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Parent Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code. Sky and Prospect shall use reasonable best efforts to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinion set forth in Section 7.02(c) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Sky and Prospect shall execute and deliver to Vorys, Sater, Seymour and Pease LLP (“VSSP”), counsel to Prospect, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm, including the effective date of the Registration Statement and the Effective Date, in connection with their delivery of the opinion, pursuant to Section 7.02(c) hereof, with respect to the Tax treatment of the Parent Merger. Neither Sky nor Prospect shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of such certificates and representations.

6.19 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Sky and Prospect shall not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect, subject to Section 5.02.

6.20 Consents. Each of Sky and Prospect shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.21 Insurance Coverage. Prospect shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.22 Correction of Information. Each of Sky and Prospect shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.23 Supplemental Assurances.

(a) On the date the Registration Statement becomes effective and on the Effective Date, Prospect shall deliver to Sky a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Prospect, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) On the date the Registration Statement becomes effective and on the Effective Date, Sky shall deliver to Prospect a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Prospect) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.24 Regulatory Matters. Sky, Prospect and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Prospect or any of its Subsidiaries with, or a commitment letter, board resolution or similar submission by Prospect or any of its Subsidiaries to, or supervisory letter from any Regulatory Authority to Prospect or any of its Subsidiaries, to the satisfaction of such Regulatory Authority.

6.25 Section 16(b).

(a) Approval of Acquisitions by Sky Board. Prior to the Effective Time, Sky shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of Sky equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be approved by the Sky Board or a committee of two or more Non-Employee Directors of Sky (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).

(b) Approval of Dispositions by Prospect Board. Prior to the Effective Time, Prospect shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Prospect (including derivative securities), in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Prospect Board or a committee of two or more Non-Employee Directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).

(c) Content of Approval. Such approval shall specify: (i) the name of each officer or director, (ii) the number of securities to be acquired or disposed of for each named Person, (iii) in the case of the derivative securities acquired, the material terms of the derivative securities, and (iv) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 of the Exchange Act.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Parent Merger. The respective obligation of each of Sky and Prospect to consummate the Parent Merger is subject to the fulfillment prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the Required Prospect Vote.

(b) Regulatory Approvals. All regulatory approvals set forth on Section 7.01(b) of the Prospect Disclosure Schedule required to consummate the transactions contemplated hereby, including the Parent Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”) and no such approvals shall contain (i) any conditions, restrictions or requirements that the Sky Board reasonably determines would either before or after the Effective Time have or will have a Material Adverse Effect on Sky and its Subsidiaries taken as a whole after giving effect to the consummation of the Parent Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Sky Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction. No Regulatory Authority or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.02 Conditions to Obligation of Prospect. The obligation of Prospect to consummate the Parent Merger is also subject to the fulfillment or written waiver by Prospect prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sky set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Prospect shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

(b) Performance of Obligations of Sky. Sky shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Prospect shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

(c) Tax Opinion. Prospect shall have received an opinion of VSSP, counsel to Prospect, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by shareholders of Prospect who receive solely Sky Common Shares in exchange for Prospect Common Shares, other than the gain or loss to be recognized as to cash received in lieu of fractional Sky Common Shares. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Prospect and Sky.

(d) Fairness Opinion. Prospect shall have received a fairness opinion from Friedman, Billings, Ramsey & Co., Inc., financial advisor to Prospect, dated as of a date reasonably proximate to the date of the Proxy Statement/Prospectus, stating that the Merger Consideration is fair to the shareholders of Prospect from a financial point of view.

(e) Directors’ and Officers’ Liability Insurance. Sky shall have bound coverage for the directors’ and officers’ liability insurance to the extent required by Section 6.14(b) of this Agreement.

(f) Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Sky and its Subsidiaries taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Sky and its Subsidiaries taken as a whole.

7.03 Conditions to Obligation of Sky. The obligation of Sky to consummate the Merger is also subject to the fulfillment or written waiver by Sky prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Prospect set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Sky shall have received a certificate, dated the Effective Date, signed on behalf of Prospect by the Chief Executive Officer and the Chief Financial Officer of Prospect to such effect.

(b) Performance of Obligations of Prospect. Prospect shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Sky shall have received a certificate, dated the Effective Date, signed on behalf of Prospect by the Chief Executive Officer and the Chief Financial Officer of Prospect to such effect.

(c) Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Prospect and its Subsidiaries taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Prospect and its Subsidiaries taken as a whole.

(d) Affiliate Agreements. Sky shall have received the agreements referred to in Section 6.07 from each Prospect Affiliate.

7.04 Frustration of Closing Conditions. Neither Sky nor Prospect may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Parent Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Parent Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Sky and Prospect, if the Sky Board and Prospect Board so determine by vote of a majority of the members of each of the Sky Board and the Prospect Board.

(b) Breach. At any time prior to the Effective Time, by Sky or Prospect, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. At any time prior to the Effective Time, by Sky or Prospect, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by March 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party whose failure to comply with any provision hereof has been the cause, or resulted in, the failure of the Effective Time to occur on or before such date.

(d) No Governmental Approval. By Prospect or Sky, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event (i) any Governmental Authority of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Parent Merger and the other transactions contemplated by this Agreement and such denial has become final and non-appealable; or (ii) any Governmental Authority or Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Parent Merger, and such order, decree, ruling or other action has become final and non-appealable.

(e) Sky Common Shares. By Prospect, upon written notice to Sky, in the event that:

(i) the Average NMS Closing Price (as defined below) of Sky Common Shares is less than $20.43 and

(ii) (A) the number obtained by dividing the Average NMS Closing Price of Sky Common Shares by $25.54 is less than (B) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause (ii)(B) by 0.80.

For purposes of this Section 8.01(e), the following terms have the meanings indicated below:

“Average NMS Closing Price” shall mean the arithmetic mean of the NMS Closing Prices for the ten trading days immediately preceding the fifth trading day prior to the Effective Date.

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the appropriate weight.

“Final Price,” with respect to any company belonging to the Index Group, means the arithmetic mean of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same ten trading days used in calculating the Average NMS Closing Price of Sky Common Shares (i.e., the valuation date).

“Index Group” means the 20 financial institution holding companies listed on Exhibit B attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the date of the Agreement and ending on the valuation date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the valuation date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit B attached hereto.

“Initial Index Price” means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of the Agreement.

“NMS Closing Price” shall mean the price per share of the last sale of Sky Common Shares reported on the NASDAQ National Market System at the close of the trading day by the NASD.

Prior to Prospect exercising its right of termination under this Section 8.01(e), in the event that both of the conditions specified in Sections 8.01(e)(i) and (ii) are met, Sky may, at its option (the “Fill Option”), for a period of ten business days commencing on the date the parties determine the conditions have been met, offer to distribute to Prospect’s shareholders, in connection with the Merger Consideration, the number of shares of Sky Common Shares necessary for the Exchange Ratio to equal $25.54 divided by the Average NMS Closing Price of Sky Common Shares (the “Fill Offer”). In the event Sky determines not to exercise the Fill Option, it will so advise Prospect in writing, and thereafter, for a period of three business days Prospect may exercise its right to terminate this Agreement pursuant to this Section 8.01(e). If Sky determines to exercise the Fill Option, Prospect shall accept the Fill Offer and shall no longer be entitled to a right of termination under this Section 8.01(e).

If Sky or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

(f) Superior Proposal. At any time prior to the adoption of this Agreement by Prospect’s shareholders contemplated by Section 7.01(a), by Prospect, if Prospect’s Board so determines by vote of a majority of the members of the entire Prospect Board if (i) Prospect is not in breach of any material term of this Agreement including Section 6.06, (ii) the Prospect Board authorized Prospect, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) Prospect notifies Sky in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five business days elapse after Sky receives the notice provided for in clause (iii) above and the Prospect Board continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by Sky during such five business day period.

(g) Change in Recommendation. By Sky, upon written notice to Prospect, if (i) at any time prior to receipt of the approval of Prospect’s shareholders contemplated by Section 7.01(a), the Prospect Board shall have failed to make the Prospect Recommendation; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Sky, the Prospect Recommendation; or taken any other action or made any other statement in connection with the Prospect Meeting inconsistent with the Prospect Recommendation (any such action in this clause (i), a “Change in Recommendation”), whether or not permitted by the terms of this Agreement, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Prospect Meeting in accordance with Section 6.02 or the failure to prepare and mail to its shareholders the Proxy Statement/Prospectus in accordance with Section 6.02 or (iii) the Prospect Board takes the actions described in Section 6.06(c).

(h) Shareholder Approval. By Prospect or Sky, upon written notice to the other party, if the Required Prospect Vote shall not have been obtained upon a vote for that purpose taken at a duly convened Prospect Meeting.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Parent Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01; and (b) that termination will not relieve a breaching party from liability for any material breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by Law or in equity.

8.03 Termination Fee; Expenses.

(a) Prospect shall pay to Sky, by wire transfer of immediately available funds, a termination fee in the amount of $1,300,000 (the “Termination Fee”) if:

(i) this Agreement is terminated by Prospect pursuant to Section 8.01(f); or

(ii) (A) this Agreement is terminated by Sky pursuant to Section 8.01(b)(ii) or 8.01(g), or by Sky or Prospect pursuant to Section 8.01(h); (B) at any time after the date of this Agreement and prior to any such termination, an Acquisition Proposal with respect to Prospect shall have been publicly announced, publicly proposed or commenced; and (C) within 18 months after the date of such termination, Prospect shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated.

(b) The Termination Fee shall be payable (i) on the date of termination of this Agreement in the case of clause (a)(i) above; and (ii) two business days after the first to occur of the execution of the agreement relating to an Acquisition Proposal or consummation of the Acquisition Proposal in the case of clause (a)(ii) above. Upon payment of the Termination Fee and Out of Pocket Expenses in accordance with this Section 8.03, Prospect shall have no further liability to Sky at law or in equity with respect to such termination under Section 8.01(f), 8.01(b) or 8.01(g), or with respect to this Agreement.

(c) If an Acquisition Proposal has been made known to Prospect or any of its Subsidiaries and made known to Prospect’s shareholders generally or has been made directly to its shareholders generally or any Person has publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal and such Acquisition Proposal or announced intention has not been withdrawn, and thereafter this Agreement is terminated pursuant to Section 8.01(c), then Prospect shall promptly (but not later than two business days after receipt of notice of such termination from Sky) pay to Sky an amount equal to all documented out-of-pocket expenses and fees incurred by Sky (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Parent Merger or the other transactions contemplated by this Agreement) (“Out-of-Pocket Expenses”), and Sky may pursue any remedies available to it at Law or in equity and will, in addition to its Out-of-Pocket Expenses (which are to be paid as specified above), be entitled to receive such additional amounts as such non-breaching party may be entitled to receive at Law or in equity.

(d) If Prospect fails to pay all amounts due to Sky on the dates specified, then Prospect shall pay all costs and expenses (including legal fees and expenses) incurred by Sky in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Sky.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. None of the representations or warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements in this Agreement shall survive after the date of this Agreement in accordance with their terms.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, in each case, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Prospect Meeting, this Agreement may not be amended if it would violate Section 1701.78(G) of the OGCL or the federal securities Laws.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties, and delivered to the other party, it being understood that both parties need not sign the same counterparts.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between Prospect and Sky. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Sky.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery if personally delivered, or telecopied (with confirmation), (b) on the first business day following date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid. All notices shall be delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Prospect, to:

Prospect Bancshares, Inc.

6851 N. High Street

Worthington, OH 43085

Attn: Harvey L. Glick, Chairman and CEO

Facsimile: (614) 545-5101

With a copy to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, OH 43215

Attn: John C. Vorys, Esq.

Facsimile: (614) 719-5014

If to Sky, to:

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, OH 43402

Attn: W. Granger Souder, Esq.

Facsimile: (419) 254-6345

9.07 Entire Agreement; No Third Party Beneficiaries. This Agreement and all schedules and exhibits attached hereto, together with the Voting Agreements (executed copies of which have been delivered to Sky prior to the execution of this Agreement) represent the entire agreement of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements or understandings heretofore made. Except for Section 6.14 hereof, nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transaction contemplated by this Agreement” include the Parent Merger as well as the other transactions contemplated hereby and the transactions contemplated by the Voting Agreements. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its reasonable best efforts to cause its other Affiliates to take, appropriate action in connection therewith. All references to “dollars” or “$” mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any Law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such Law, rule or regulation.

9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Parent Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

[remainder intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PROSPECT BANCSHARES, INC.

By:	/s/ Harvey L. Glick
Name:	Harvey L. Glick
Title:	Chairman and CEO

SKY FINANCIAL GROUP, INC.

By:	/s/ Marty E. Adams
Name:	Marty E. Adams
Title:	Chairman, President and CEO

Exhibit A

Form of Prospect Affiliate Agreement

                    , 2004

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, Ohio 43402

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “Affiliate” of Prospect Bancorp, Inc. (“Prospect”), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Act”).

Pursuant to the terms of the Agreement and Plan of Merger by and between Sky Financial Group, Inc. (“Sky”) and Prospect dated as of September 15, 2004 (the “Merger Agreement”), providing for the merger of Prospect with and into Sky (the “Parent Merger”), and as a result of the Parent Merger, I may receive Sky common shares (“Sky Common Shares”) in exchange for Prospect common shares (“Prospect Common Shares”) owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement. I represent and warrant to Sky that in such event:

A. I will not sell, assign or transfer the Sky Common Shares that I receive as aforesaid in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Sky Common Shares, to the extent I feel necessary, with my counsel or counsel for Prospect. I understand that Sky is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify Sky and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees), or liabilities (“Losses”) to which Sky or any officer or director of Sky may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations.

C. I have been advised that the issuance of the Sky Financial Common Shares issued to me pursuant to the Parent Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an Affiliate under the Rules and Regulations at the time the Parent Merger

                    , 2004

was submitted for a vote of the shareholders of Prospect, that the Sky Common Shares must be held by me indefinitely unless (i) my subsequent distribution of Sky Common Shares has been registered under the Act; (ii) a sale of the Sky Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which Sky has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of                      (or other counsel reasonably acceptable to Sky) or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Sky Common Shares.

D. I also understand that stop transfer instructions will be given to Sky’s transfer agent with respect to any Sky Common Shares that I receive in the Parent Merger and that there will be placed on the certificates for such Sky Common Shares, a legend stating in substance:

“The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the “Act”), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of                      or other counsel satisfactory to the issuer or in accordance with a “no action” letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act.”

                    , 2004

It is understood and agreed that the legend set forth in Paragraph D above shall be promptly removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from                     , or other counsel satisfactory to Sky, that such actions are appropriate under the then-existing circumstances. Such advice of                      shall be given promptly at no cost to such Affiliate, upon receipt of reasonably satisfactory evidence of compliance with Rule 145.

Very truly yours,

Date: , 2004
(Name of Affiliate)

PLEASE PRINT YOUR NAME HERE:

Accepted this day of
, 2004

SKY FINANCIAL GROUP, INC.

By
Marty E. Adams, Chairman, President and CEO

Exhibit B

Peer Group Commercial Financial Institutions for

Index pursuant to Section 8.01(e)

Prospect Merger Termination Triggers

	Sept. 3, 2004
	Company	Shares Outstanding	Share Price	Market Capitalization	Prospect Index Weighting
AMCORE Financial, Inc.	AMFI	24,787,661	28.39	$703,721,696	1.64%
Associated Banc-Corp.	ASBC	110,095,787	31.15	3,429,483,765	8.00%
Banknorth Group, Inc.	BNK	172,903,080	33.99	5,876,975,689	13.71%
Citizens Banking Company	CBCF	43,256,145	31.98	1,383,331,517	3.23%
Commerce Bancshares, Inc.	CBSH	66,443,377	49.00	3,255,725,473	7.59%
Community First Bankshares, Inc.	CFBX	36,912,314	32.15	1,186,730,895	2.77%
First Commonwealth Financial Corporation	FCF	69,449,688	13.71	952,155,222	2.22%
First Midwest Bancorp, Inc.	FMBI	46,479,078	34.54	1,605,387,354	3.74%
FirstMerit Corporation	FMER	84,816,915	26.34	2,234,077,541	5.21%
Fulton Financial Corporation	FULT	121,640,000	21.34	2,595,797,600	6.05%
Huntington Bancshares Incorporated	HBAN	229,685,385	25.00	5,742,134,625	13.39%
Old National Bancorp	ONB	66,073,000	24.61	1,626,056,530	3.79%
Park National Corporation	PRK	13,604,577	124.90	1,699,211,667	3.96%
Republic Bancorp, Inc.	RBNC	64,023,196	15.04	962,908,868	2.25%
S&T Bancorp, Inc.	STBA	26,355,519	35.17	926,923,603	2.16%
Susquehanna Bancshares, Inc.	SUSQ	46,439,992	24.13	1,120,597,007	2.61%
TCF Financial Corporation	TCB	69,779,431	64.19	4,479,141,676	10.45%
UMB Financial Corporation	UMBF	21,676,848	49.11	1,064,550,005	2.48%
United Bankshares, Inc.	UBSI	43,368,976	34.04	1,476,279,943	3.44%
WesBanco, Inc.	WSBC	19,649,453	28.20	554,114,575	1.29%

Total				$42,875,305,252	100.0000%

B-1